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Exhibit (b)(1)

June 28, 2008

L-1 Identity Solutions Operating Company
177 Broad Street, 12th Floor
Stamford, Connecticut 06901

Attention:	James DePalma Executive Vice President and Chief Financial Officer

$350 Million Senior Secured Credit Facilities

Ladies and Gentlemen:

This letter (this "Commitment Letter") amends and restates in its entirety that certain Commitment Letter dated as of June 11, 2008 (the "Existing Commitment Letter") among BAS (as defined below), Bank of America (as defined below), Wachovia (as defined below), WCM (as defined below) and the Borrower (as defined below) and supersedes and replaces it in all respects. Upon the execution of this Commitment Letter and the Fee Letters (as defined below) by each of the parties hereto and thereto, the Existing Commitment Letter shall no longer be of any force or effect.

L-1 Identity Solutions Operating Company, a Delaware corporation ("you" or the "Borrower") has advised Bank of America, N.A. ("Bank of America"), Banc of America Securities LLC ("BAS"), Wachovia Bank, National Association ("Wachovia" and, together with Bank of America, the "Initial Lenders") and Wachovia Capital Markets, LLC ("WCM" and, together with Bank of America, BAS and Wachovia, the "Bank Parties", "us" or "we") that the Borrower intends to acquire through a newly-formed, direct, wholly-owned, Delaware subsidiary of the Borrower (the "AcquisitionCo") all of the outstanding shares of capital stock of Digimarc Corporation, a Delaware corporation (the "Company"). The acquisition will be effected through a two-step transaction pursuant to which AcquisitionCo will commence a tender offer (the "Tender Offer") for all of the issued and outstanding shares of capital stock of the Company not owned directly or indirectly by the Borrower or one of its subsidiaries at the time of the commencement of the Tender Offer, followed as promptly as practicable after consummation of the Tender Offer by a merger (the "Merger" and, together with the Tender Offer, the "Acquisition") of AcquisitionCo with and into the Company, with the Company being the surviving entity in such merger and all shares not tendered in the Tender Offer, subject to dissenters' rights, being cashed out in the Merger. After giving effect to the Merger, the Company will be a direct, wholly-owned, domestic subsidiary of the Borrower. The Borrower, L-1 Identity Solutions, Inc., a Delaware corporation (the "Parent"), AcquisitionCo and the Company and their respective subsidiaries are sometimes herein collectively referred to as the "Relevant Entities."

You have also advised the Bank Parties that you intend to finance the Acquisition (including payments to dissenting stockholders), costs and expenses related to the Transaction (as hereinafter defined), repayment of the Borrower's indebtedness under its existing revolving credit agreement and the termination of the commitments thereunder (the "Refinancing"), and the ongoing working capital and other general corporate purposes of the Borrower and its subsidiaries after consummation of the Merger from the following sources (and that no financing, other than the financing described herein, will be required in connection with the Transaction): (a) the issuance of common stock of the Parent in a private investment in public equity transaction (the "PIPE") yielding aggregate net proceeds to the Parent of not less than $120 million (which such net proceeds shall be contributed to the Borrower and paid as consideration for the Tender Offer on or prior to the Closing Date) and (b) $350 million in senior secured credit facilities (the "Senior Credit Facilities") of the Borrower, composed of (i) a term loan facility of $250 million and (ii) a revolving credit facility of $100 million. No financing other than the financing described herein will be required in connection with the Transaction. The Acquisition, the issuance of the PIPE, the Refinancing, the entering into and funding of the Senior Credit Facilities and all related transactions are hereinafter collectively referred to as the "Transaction." The sources and uses for the financing for the Transaction are as set forth on Schedule I hereto.

All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Summary of Terms. The date of the initial funding under the Senior Credit Facilities is referred to herein as the "Closing Date", and the consummation of such initial funding is referred to herein as the "Closing".

1.     Commitments.

In connection with the foregoing, (a) Bank of America is pleased to advise you of its commitment to provide on a several, but not joint, basis fifty percent (50%) of the aggregate principal amount of the Senior Credit Facilities and to act as the sole administrative agent (in such capacity, the "Administrative Agent") for the Senior Credit Facilities and (b) Wachovia is pleased to advise you of its commitment to provide on a several, but not joint, basis fifty percent (50%) of the aggregate principal amount of the Senior Credit Facilities and to act as the sole and exclusive syndication agent for the Senior Credit Facilities, in each case upon and subject to the terms and conditions set forth in this Commitment Letter and in the Summary of Terms and Conditions attached as Exhibit A hereto and incorporated herein by this reference (the "Summary of Terms"). Unless specifically excluded, any reference to the Commitment Letter herein or in the Summary of Terms shall include the Summary of Terms.

Each of BAS and WCM is pleased to advise you of its agreement, as a joint lead arranger and joint book manager (in such capacities, the "Lead Arrangers") for the Senior Credit Facilities, to form a syndicate of financial institutions (including Bank of America and Wachovia) (collectively, the "Lenders") in consultation with you for the Senior Credit Facilities. It is understood and agreed that BAS shall have "left" placement in any and all marketing materials or other documentation used in connection with such financing and to hold the leading role and responsibilities conventionally associated with such "left" placement.

2.     Conditions.

The commitments and undertakings of the Bank Parties herein to fund the initial loans under the Senior Credit Facilities and to provide the services described herein are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to each of the Bank Parties: (a) the satisfaction of each of the conditions precedent set forth in Exhibit B attached hereto and incorporated into the Summary of Terms, (b) your acceptance of each of (i) the joint fee letter among you and the Bank Parties of even date herewith (the "Joint Fee Letter") and (ii) the administrative agency fee letter among you, Bank of America and BAS of even date herewith (the "Administrative Agency Fee Letter" and, together with the Joint Fee Letter, the "Fee Letters"), (c) there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Parent, the Borrower, the Company or any of their respective subsidiaries and there shall be no other material acquisition, equity issuance or other capital markets event by or on behalf of the Parent, the Company or any of their respective subsidiaries and (d) your performance of all of your obligations set forth in each of the Fee Letters that are required to be performed on or prior to the Closing Date and your compliance with your obligations set forth in Sections 3 and 4 and the confidentiality provisions of this Commitment Letter. The terms of the definitive documentation for the Senior Credit Facilities shall be in a form such that they do not impair the initial funding of the Senior Credit Facilities on the Closing Date if the conditions set forth in the preceding sentence are satisfied.

3.     Syndication.

The Lead Arrangers intend to commence syndication of the Senior Credit Facilities promptly upon your acceptance of this Commitment Letter and the Fee Letters. Notwithstanding any other provision of this Commitment Letter to the contrary, neither of the Initial Lenders shall be relieved or novated from its commitments and other obligations hereunder in connection with any syndication or assignment until the Closing Date has occurred and, unless you consent in writing (such consent not to

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be unreasonably withheld or delayed), the Initial Lenders shall retain exclusive control over all rights and obligations with respect to their respective commitments, including all rights with respect to consents, modifications and amendments, until the Closing Date has occurred; provided that the commitments of each of the Initial Lenders to the Senior Credit Facilities hereunder are several and not joint. You agree to actively assist, and to cause the Parent and the Company to actively assist, the Lead Arrangers in achieving a syndication of the Senior Credit Facilities that is satisfactory to the Bank Parties (in consultation with you). Such assistance shall include your (a) providing and causing your advisors to provide the Bank Parties and the other Lenders upon request with all information reasonably deemed necessary by the Bank Parties to complete syndication, including, but not limited to, monthly financial statements of each of the Borrower and its consolidated subsidiaries and the Company and its consolidated subsidiaries (to be provided within 15 days after the end of each applicable month ended after the date of execution of this Commitment Letter until the consummation of the Merger) and information and evaluations prepared by you, the Parent, the Company and your and their advisors, or on your or their behalf, relating to the Transaction (including the Projections (as hereinafter defined), the "Information"), (b) assisting in the preparation of Information Memoranda and other materials to be used in connection with the syndication of the Senior Credit Facilities (collectively with the Summary of Terms and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined), the "Information Materials"), (c) using your best efforts to ensure that the syndication efforts of the Lead Arrangers benefit from your existing banking relationships and the existing banking relationships of the Parent and the Company, (d) using commercially reasonable efforts to procure (i) long term senior secured debt ratings (the "Facility Ratings") of the Borrower and its subsidiaries (after giving pro forma effect to the Transaction) and (ii) Corporate Ratings (as defined in the Summary of Terms), in each case from each of S&P (as defined in the Summary of Terms) and Moody's (as defined in the Summary of Terms), in each case prior to the launch of the syndication but in no event later than ten (10) days after the execution of this Commitment Letter and (e) otherwise assisting the Bank Parties in their syndication efforts, including by making your officers and advisors and using your commercially reasonable best efforts to make the officers and advisors of the Parent, the Company and their respective subsidiaries available from time to time to attend and make presentations regarding the business and prospects of you, the Parent, the Company and your and their respective subsidiaries, as appropriate, at one or more meetings of prospective Lenders. You hereby agree that the Information Memoranda to be used in connection with the syndication of the Senior Credit Facilities shall be completed at least thirty (30) consecutive days prior to the Closing Date. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters, but without limiting your obligations set forth in this paragraph should such syndication commence prior to the Closing Date, the achievement of a Successful Syndication (as defined in the Fee Letter) shall not constitute a condition precedent to the Closing Date. The provisions of this paragraph and Section 2(c) shall remain in full force and effect until the earlier of (i) except as expressly stated in clause (a) with respect to monthly financial statements, one hundred twenty (120) days following the Closing Date, (ii) the completion of a Successful Syndication (as defined in the Joint Fee Letter), or (iii) the termination of this Commitment Letter pursuant to the last paragraph hereof other than as a result of the occurrence of the Closing Date (the earlier of the dates specified in (i), (ii) or (iii), the "Syndication Assistance Termination Date").

It is understood and agreed that the Lead Arrangers will jointly manage and control all aspects of the syndication, in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Senior Credit Facilities will receive compensation from you, the Parent or the Company in order to obtain its commitment, except on the terms contained herein, in the Joint Fee Letter and/or in the Summary of Terms. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of the Lead Arrangers (in consultation with you).

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4.     Information Requirements.

You represent, warrant and covenant that (a) all financial projections concerning you, the Parent, the Company and your and their respective subsidiaries that have been or are hereafter made available to the Bank Parties or the Lenders by you or any of your representatives (or on your behalf) or by the Parent, the Company or any of their respective subsidiaries or representatives (or on their behalf) (the "Projections") have been or will be prepared in good faith based upon assumptions that were or are reasonable at the time made and at the time the related Projections are furnished to us (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of you, the Parent or the Company, and that no assurance can be given that the Projections will be realized) and (b) all Information (other than Projections and other forward-looking information of a general economic or industry specific nature) which has been or is hereafter made available to the Bank Parties or the Lenders by you or any of your representatives (or on your behalf) or by the Parent, the Company or any of their respective subsidiaries or representatives (or on their behalf) in connection with any aspect of the Transaction, as and when furnished, taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading (it being understood that the representation with respect to any Information relating to the Company shall be to the best of your knowledge). You agree to furnish us with further and supplemental information from time to time until the Closing Date and, if requested by us, for such period thereafter until the Syndication Assistance Termination Date as is necessary to complete the syndication of the Senior Credit Facilities so that each representation, warranty and covenant in the immediately preceding sentence is correct on the Closing Date and on such later date on which the syndication of the Senior Credit Facilities is completed as if the Information were being furnished, and each such representation, warranty and covenant were being made, on such date. In issuing this commitment and in arranging and syndicating the Senior Credit Facilities, the Bank Parties are and will be using and relying on the Information without independent verification thereof.

You acknowledge that (a) the Bank Parties, on your behalf, will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system and (b) certain prospective Lenders (such Lenders, "Public Lenders"; all other Lenders, "Private Lenders") may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, "MNPI") with respect to you, the Parent, the Company, your or their respective subsidiaries, your or their respective affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities' securities. If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the "Public Information Materials") to be distributed to prospective Public Lenders.

Before distribution of (a) any Information Materials to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) the Public Information Materials to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as "PUBLIC".

You agree that each of the Bank Parties, on your behalf, may distribute the following documents to all prospective Lenders, unless you advise each of the Bank Parties in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to any of the terms of the Senior Credit Facilities and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of definitive

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documents with respect to the Senior Credit Facilities. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Bank Parties will not distribute such materials to Public Lenders without further discussions with you. You agree (whether or not any Information Materials are marked "PUBLIC") that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.

5.     Fees, Expenses and Indemnities.

By executing this Commitment Letter, you agree to reimburse each of the Bank Parties from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of Winston & Strawn LLP, as counsel to BAS and Bank of America, and of special and local counsel to the Lenders retained by the Lead Arrangers or the Administrative Agent and (b) due diligence expenses) incurred in connection with the Senior Credit Facilities, the syndication thereof and the preparation of the definitive documentation therefor, and with any other aspect of the Transaction and any similar transaction and any of the other transactions contemplated thereby.

You agree to indemnify and hold harmless each Bank Party, each Lender and each of their respective affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each an "Indemnified Party") from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction or any similar transaction and any of the other transactions contemplated thereby or (b) the Senior Credit Facilities and any other financings, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct or a material breach of its obligations hereunder. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors, any third party or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates, to your or their respective equity holders or creditors or to any third party arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct or a material breach of its obligations hereunder. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

6.     Confidentiality and Other Obligations.

This Commitment Letter and each of the Fee Letters and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Transaction or as

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otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms), but neither of the Fee Letters, (a) on a confidential basis to the board of directors and advisors of the Company in connection with their consideration of the Transaction, and (b) after your acceptance of this Commitment Letter and the Fee Letters, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. The Bank Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the "Act"), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow each of the Bank Parties to identify you in accordance with the Act.

You acknowledge that each of the Bank Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. Each of the Bank Parties agrees that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you, the Parent, the Company and your and their respective affiliates with the same degree of care as they treat their own confidential information. Each of the Bank Parties further advises you that it will not make available to you confidential information that it has obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that each of the Bank Parties is permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you, the Parent, the Company or any of your or their respective subsidiaries that is or may come into the possession of any of the Bank Parties or any of their affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates' understanding, that: (a) (i) the arranging and other services described herein regarding the Senior Credit Facilities are arm's-length commercial transactions between you and your affiliates, on the one hand, and each of the Bank Parties, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transaction contemplated hereby; (b) (i) each Bank Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) no Bank Party has any obligation to you or your affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein; and (c) the Bank Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Bank Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against any Bank Party with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

7.     Survival of Obligations.

In addition to, and without limitation of, the period of survival specified in the first paragraph of Section 3, the provisions of the Sections 5 and 6 of this Commitment Letter shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facilities shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of any Bank Party hereunder.

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8.     Miscellaneous.

This Commitment Letter and the Fee Letters may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letters by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter (including the Summary of Terms) and the Fee Letters shall be governed by, and construed in accordance with, the laws of the State of New York; provided that, notwithstanding the foregoing to the contrary, it is understood and agreed that any determinations as to (a) whether any representations and warranties made by or on behalf of the Company and its subsidiaries in the Merger Agreement have been breached, (b) whether you, the Parent, the AcquisitionCo. (or any other applicable subsidiary of the Parent) can terminate your (or its) obligations under the Merger Agreement and (c) whether a Company Material Adverse Effect (as defined in the Merger Agreement) has occurred, shall, in each case, be governed by the laws of the State the laws of which govern the Merger Agreement. Each of you and each Bank Party hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Summary of Terms), the Fee Letters, the Transaction and the other transactions contemplated hereby and thereby or the actions of any Bank Party in the negotiation, performance or enforcement hereof. The commitments and undertakings of the Bank Parties may be terminated by the Bank Parties if you fail to perform your obligations under this Commitment Letter (including the Summary of Terms) or the Fee Letters on a timely basis.

This Commitment Letter (including the Summary of Terms) and the Fee Letters embody the entire agreement and understanding among the Bank Parties, you and your affiliates with respect to the Senior Credit Facilities and supersede all prior agreements and understandings relating to the specific matters hereof. However, please note that the terms and conditions of the commitments of Bank of America and Wachovia and the undertakings of BAS and WCM hereunder are not limited to those set forth herein or in the Summary of Terms. Those matters that are not covered or made clear herein or in the Summary of Terms or the Fee Letters are subject to mutual agreement of the parties. No party has been authorized by any Bank Party to make any oral or written statements that are inconsistent with this Commitment Letter (including the Summary of Terms) or the Fee Letters.

This Commitment Letter is not assignable by you without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties. Nothing herein, express or implied, is intended to confer, shall be construed to confer, or shall confer, upon the Parent, the Company, any of their respective subsidiaries, affiliates, shareholders or creditors or any other person (other than you and the Indemnified Parties) not a named party hereto any legal or equitable right, benefit, standing or remedy of any nature whatsoever under or by reason of this Commitment Letter.

This Commitment Letter and all commitments and undertakings of the Bank Parties hereunder will expire at 5:00 p.m. (New York City time) on June 29, 2008 unless you execute this Commitment Letter and the Fee Letters and return them to us (it being understood that the Administrative Agency Fee Letter is only to be returned to Bank of America and BAS) prior to that time (which may be by facsimile transmission), whereupon this Commitment Letter (including the Summary of Terms) and the Fee Letters (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, all commitments and undertakings of the Bank Parties hereunder will expire on the earliest of (a) September 30, 2008, unless the Closing Date occurs on or prior thereto, (b) the closing of the Tender Offer or the Merger without the use of the Senior Credit Facilities, (c) the termination of the material agreements entered into with respect to the Acquisition by any party thereto without consummation of the Acquisition and (d) the acceptance by the Company or its shareholders of an offer for all or any substantial part of the capital stock or property and assets of the

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Company and its subsidiaries other than as part of the Transaction. In consideration of the time and resources that the Bank Parties will devote to the Senior Credit Facilities, you agree that, until the occurrence of the Syndication Assistance Termination Date, you will not, and will cause the Parent, the Company and their respective subsidiaries and affiliates not to, solicit, initiate, entertain or permit, or enter into any discussions in respect of, any offering, placement or arrangement of any competing senior credit facility or facilities for the Parent, the Company, the Borrower and/or any of their respective subsidiaries with respect to the matters addressed in this Commitment Letter.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,
BANK OF AMERICA, N.A.
By:
Name:
Title:
BANC OF AMERICA SECURITIES LLC
By:
Name:
Title:
WACHOVIA BANK, NATIONAL ASSOCIATION
By:
Name:
Title:
WACHOVIA CAPITAL MARKETS, LLC
By:
Name:
Title:
ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN:
L-1 IDENTITY SOLUTIONS OPERATING COMPANY
By:
	Name:	James DePalma
	Title:	Executive Vice President and Chief Financial Officer

SCHEDULE I

SOURCES AND USES OF FUNDS

($ millions)

SOURCES		USES
Revolving Credit Facility	49.0	Tender Offer and Merger Consideration	310.0
Term Loan Facility	250.0	Refinancing Existing Borrower Debt	94.0
PIPE Proceeds	120.0	Estimated fees and expenses	15.0

Total Sources	419.0	Total Uses	419.0

EXHIBIT A
(to Commitment Letter)

SUMMARY OF TERMS AND CONDITIONS
L-1 IDENTITY SOLUTIONS OPERATING COMPANY
$350 MILLION SENIOR SECURED CREDIT FACILITIES

        Capitalized terms used but not otherwise defined herein shall have the meaning given thereto in the Commitment Letter dated as of June 28, 2008 among the Borrower, Bank of America, Wachovia and the Lead Arrangers (the "Commitment Letter") to which this Exhibit A is attached.

BORROWER:	L-1 Identity Solutions Operating Company, a Delaware corporation (the "Borrower").
GUARANTORS:
The obligations of the Borrower under the Senior Credit Facilities and under any treasury management, interest protection or other hedging arrangements entered into with a Lender (or any affiliate thereof) will be guaranteed by (a) L-1 Identity Solutions, Inc., a Delaware corporation (the "Parent") and (b) each existing and future direct and indirect domestic subsidiary of the Parent other than certain immaterial subsidiaries to be mutually agreed by the Borrower and the Lead Arrangers (as defined below) (collectively, the "Guarantors"); provided that neither the Company nor its subsidiaries shall be Guarantors prior to the consummation of the Merger. All guarantees will be guarantees of payment and not of collection.
ADMINISTRATIVE AGENT:	Bank of America, N.A. ("Bank of America") will act as sole administrative agent (the "Administrative Agent").
SYNDICATION AGENT:	Wachovia Bank, National Association ("Wachovia") will act as syndication agent.
JOINT LEAD ARRANGERS AND BOOK MANAGERS:	Banc of America Securities LLC ("BAS") and Wachovia Capital Markets, LLC ("WCM", and together with BAS, the "Lead Arrangers") will each act as a joint lead arranger and a book manager.
LENDERS:
Bank of America, Wachovia and other banks, financial institutions and institutional lenders acceptable to the Lead Arrangers and the Administrative Agent, selected in consultation with the Borrower (collectively, the "Lenders").

SENIOR CREDIT FACILITIES:	An aggregate principal amount of up to $350 million will be available through the following facilities:

Term Loan B Facility: A $250 million term loan facility (the "Term Loan Facility"), all of which will be available on the Closing Date subject to the conditions precedent to such drawing. Any portion of the Term Loan Facility that is not used to fund the Tender Offer, the Refinancing or to pay fees and expenses in connection with the Tender Offer, the Refinancing and the Senior Credit Facilities on the Closing Date will be funded into an escrow account (the "Escrow Account") maintained by the Administrative Agent, subject to an escrow agreement satisfactory to the Lead Arrangers and the Borrower (which agreement shall specify that all amounts in the Escrow Account shall be subject to a lien in favor of the Administrative Agent for the benefit of the Lenders under the Term Loan Facility), and shall not be released to the Borrower until such time as the Merger is consummated and the other conditions to release set forth in Exhibit B to the Commitment Letter have been satisfied. Unless the Merger closes on the same date as the Tender Offer, the Term Loan Facility may only be drawn on the Closing Date in an amount necessary, after applying the net proceeds of the PIPE, to consummate the Tender Offer, the Refinancing and to pay fees and expenses in connection with the Tender Offer, the Refinancing and the Senior Credit Facilities.

Revolving Credit Facility: A $100 million revolving credit facility (the "Revolving Credit Facility"), available from time to time until the fifth (5th) anniversary of the Closing Date, which will include a sublimit of up to $40 million for the issuance of standby letters of credit (each a "Letter of Credit") and a sublimit of up to $15 million for swingline loans (each a "Swingline Loan"). Letters of Credit will be issued by Bank of America (in such capacity, the "Fronting Bank") and Swingline Loans will be made available by Bank of America, and each of the Lenders under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit and each Swingline Loan. Unless the Merger closes on the same date as the Tender Offer, the Revolving Credit Facility may only be drawn on the Closing Date in an amount necessary, after applying the net proceeds of the PIPE and the Term Loan Facility, to consummate the Tender Offer, the Refinancing and to pay fees and expenses in connection with the Tender Offer, the Refinancing and the Senior Credit Facilities. Except as specified in the preceding sentence, no portion of the Revolving Credit Facility may be drawn (nor may any Swingline Loans be made or Letters of Credit issued) prior to the consummation of the Merger.
SWINGLINE OPTION:
Swingline Loans will be made available on a same day basis in an aggregate amount not exceeding $15 million and in minimum amounts of $100,000. The Borrower must repay each Swingline Loan in full no later than ten (10) business days after such loan is made.

PURPOSE:
The proceeds of the Term Loan Facility shall be used, subject to the limitation in the paragraph describing the Term Loan Facility above, (i) to pay a portion of the share consideration payable for the Tender Offer and a portion of the merger consideration payable for the Merger, together with any payments in connection with dissenters' rights, (ii) to accomplish the Refinancing and (iii) to pay fees and expenses incurred in connection with the Transaction.

The proceeds of the Revolving Credit Facility shall be used, subject to the limitation in the last two sentences of the paragraph describing the Revolving Credit Facility above, to (i) pay a portion of the consideration payable for the Merger and (ii) provide ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries.
CLOSING DATE:	The execution of definitive loan documentation and the making of the initial extensions of credit under the Senior Credit Facilities, to occur on or before September 30, 2008 (the "Closing Date").
INTEREST RATES:	As set forth in Addendum I.
MATURITY:
The Term Loan Facility shall be subject to repayment according to the Scheduled Amortization (as hereinafter defined), with the final payment of all amounts outstanding, plus accrued interest, being due five (5) years after the Closing Date (such date, the "Term Loan Maturity Date"); provided that the Term Loan Maturity Date shall be accelerated to February 14, 2012 unless the Parent's convertible senior notes due 2027 and issued pursuant to that certain indenture dated as of May 17, 2007 between the Parent and The Bank of New York, as trustee, have been refinanced in full on or prior to January 14, 2012.

The Revolving Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full five (5) years after the Closing Date (such date, the "Revolving Credit Maturity Date"); provided that the Revolving Credit Maturity Date shall be accelerated to February 14, 2012 unless the Parent's convertible senior notes due 2027 and issued pursuant to that certain indenture dated as of May 17, 2007 between the Parent and The Bank of New York, as trustee, have been refinanced in full on or prior to January 14, 2012.
SCHEDULED AMORTIZATION/AVAILABILITY:
Term Loan Facility: The Term Loan Facility will be subject to equal quarterly amortization of principal in amounts per annum not to exceed the following percentages of the initial aggregate principal amount:
Year	Percentage of Initial Aggregate Principal Amount
1	5%
2	10%
3	20%
4	20%
5	45%

provided that, all principal amounts outstanding shall be payable on the Term Loan Maturity Date (collectively, the "Scheduled Amortization"); provided further that any amortization payments made prior to the consummation of the Merger shall be applied only to the portion of the Term Loan Facility received by the Borrower and shall not be applied to amounts in the Escrow Account.
Revolving Credit Facility: Loans under the Revolving Credit Facility may be made, and Letters of Credit may be issued, on a revolving basis up to the full amount of the Revolving Credit Facility.
MANDATORY PREPAYMENTS AND COMMITMENT REDUCTIONS:
In addition to the amortization set forth above, (a) 100% of all net cash proceeds from sales of property and assets of the Parent and its subsidiaries (excluding sales of inventory, software licenses and other assets, in each case in the ordinary course of business and other exceptions to be agreed upon in the loan documentation and subject to Parent's and its subsidiaries' right to reinvest such proceeds in replacement property or assets within 360 days of the receipt of such proceeds), (b) if the pro forma Consolidated Total OpCo Leverage Ratio is greater than or equal to 1.50 to 1.00, a portion of the net cash proceeds from the issuance of additional equity interests in the Parent or any of its subsidiaries otherwise permitted under the loan documentation (other than the issuance of the PIPE) in an amount equal to the lesser of (i) 50% of all such net cash proceeds or (ii) that portion of net cash proceeds from such issuance as is necessary to reduce the pro forma Consolidated Total OpCo Leverage Ratio (including the pro forma effect of such prepayment amount) below 1.50 to 1.00, (c) 100% of all net cash proceeds from the issuance or incurrence after the Closing Date of additional debt of the Parent or any of its subsidiaries, (d) 100% of all net cash proceeds of Extraordinary Receipts (to be defined in the loan documentation and to exclude cash receipts in the ordinary course of business and certain other exceptions to be agreed upon in the loan documents and subject to Parent's and its subsidiaries' right to reinvest insurance proceeds constituting Extraordinary Receipts in replacement property or assets within 360 days of the receipt of such insurance proceeds) and (e) 50% of Excess Cash Flow (to be defined in the loan documentation) shall be applied to the prepayment of the Senior Credit Facilities in the following manner: first, to the Term Loan Facility (and to the principal installments thereof on a pro rata basis) and, second, to the Revolving Credit Facility without any permanent reduction of the Revolving Commitments; provided that any mandatory payments of the Term Loan Facility made prior to the consummation of the Merger shall be applied only to the portion of the Term Loan Facility received by the Borrower and shall not be applied to amounts in the Escrow Account.

OPTIONAL PREPAYMENTS AND COMMITMENT REDUCTIONS:
The Senior Credit Facilities may be prepaid in whole or in part at any time without premium or penalty, subject to reimbursement of the Lenders' breakage and redeployment costs in the case of prepayment of LIBOR borrowings. Each such prepayment of the Term Loan Facility shall be applied to the principal installments thereof on a pro rata basis; provided that any optional payments of the Term Loan Facility made prior to the consummation of the Merger shall be applied only to the portion of the Term Loan Facility received by the Borrower and shall not be applied to amounts in the Escrow Account. The unutilized portion of the commitments under the Senior Credit Facilities may be irrevocably reduced or terminated by the Borrower at any time without penalty.
SECURITY:
The Borrower and each of the Guarantors shall grant the Administrative Agent and the Lenders valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) liens and security interests in all of the following:
(a)
all present and future shares of capital stock of (or other ownership or profit interests in) each of its present and future subsidiaries (limited, in the case of each entity that is a "controlled foreign corporation" under Section 957 of the Internal Revenue Code, to a pledge of 65% of the capital stock of each such first-tier foreign subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences to the Parent), including, without limitation, all of the equity interests in the Borrower owned or otherwise held by the Parent;
	(b)	all present and future intercompany debt of the Borrower and each Guarantor;
(c)
all of the present and future property and assets (other than real property) of the Borrower and each Guarantor, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, bank accounts (including, without limitation, the Escrow Account), general intangibles, financial assets, investment property, license rights, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash; and
	(d)	all proceeds and products of the property and assets described in clauses (a), (b) and (c) above.

The collateral shall ratably secure the relevant party's obligations in respect of the Senior Credit Facilities and any treasury management, interest rate protection or other hedging arrangements entered into with a Lender (or an affiliate thereof).
CONDITIONS PRECEDENT TO CLOSING AND THE EXTENSION OF CREDIT IN CONNECTION WITH TENDER OFFER:	Only those specified or referred to in Section 2 of the Commitment Letter and in subpart (1) of Exhibit B to the Commitment Letter.

CONDITIONS PRECEDENT TO EXTENSION OF CREDIT AND RELEASE OF FUNDS IN CONNECTION WITH MERGER:	Those specified in subpart (2) of Exhibit B to the Commitment Letter and, in the section labeled "CONDITIONS PRECEDENT TO ALL EXTENSIONS OF CREDIT" set forth below.
CONDITIONS PRECEDENT TO ALL EXTENSIONS OF CREDIT:
Each extension of credit under the Senior Credit Facilities other than any extension of credit on the Closing Date will be subject to satisfaction of the following conditions precedent: (i) all of the representations and warranties in the loan documentation shall be true and correct as of the date of such extension of credit and (ii) no default or event of default under the Senior Credit Facilities shall have occurred and be continuing or would result from such extension of credit.
REPRESENTATIONS AND WARRANTIES:
Usual and customary for transactions of this type (applicable to the Parent and its subsidiaries), including, without limitation, the following: (i) legal existence, qualification and power; (ii) due authorization and no contravention of law, contracts or organizational documents; (iii) governmental and third party approvals and consents; (iv) enforceability; (v) accuracy and completeness of specified financial statements and other information and no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect; (vi) no material litigation; (vii) no default; (viii) ownership of property; including disclosure of liens, properties, leases and investments; (ix) insurance matters; (x) environmental matters; (xi) tax matters; (xii) ERISA compliance; (xiii) identification of subsidiaries, equity interests and loan parties; (xiv) use of proceeds and not engaging in business of purchasing/carrying margin stock; (xv) status under Investment Company Act; (xvi) accuracy of disclosure; (xvii) compliance with laws; (xviii) intellectual property; (xix) solvency; (xx) labor matters; and (xxi) collateral documents.
COVENANTS:
Those affirmative and negative covenants (applicable to the Parent and its subsidiaries) and financial covenants, in each case customarily found in transactions of this type, including, without limitation, the following:
(a)
Affirmative Covenants—(i) delivery of financial statements and forecasts; (ii) delivery of certificates and other information; (iii) delivery of notices (of any default, material adverse condition, ERISA event, material change in accounting or financial reporting practices, disposition of property, sale of equity, incurrence of debt); (iv) payment of obligations; (v) preservation of existence; (vi) maintenance of properties; (vii) maintenance of insurance; (viii) compliance with laws; (ix) maintenance of books and records; (x) inspection rights; (xi) use of proceeds; (xii) covenant to guarantee obligations and give security (including after-acquired real property with a fair market value in excess of a certain of dollar amount to be agreed upon); (xiii) compliance with environmental laws; (xiv) further assurances; (xv) interest rate hedging (as more fully described in the section entitled "Interest Rate Protection" below); (xvi) compliance with material contracts; and (xvii) designation as senior debt.

(b)
Negative Covenants—Restrictions on (i) liens (including liens on the shares of the Company tendered in the Tender Offer); (ii) indebtedness (including guarantees and other contingent obligations), with exceptions for certain permitted unsecured (including unsecured subordinated) debt of the Borrower and its subsidiaries (subject to pro forma financial covenant compliance) and/or the Parent (subject to a 4.75x total leverage incurrence test (applicable to the Parent and its subsidiaries)); (iii) investments (including loans, advances and acquisitions (including a prohibition on any acquisitions prior to the consummation of the Merger) with exceptions to be mutually agreed); (iv) mergers and other fundamental changes; (v) sales and other dispositions of property or assets; (vi) payments of dividends and other distributions (with baskets for payments of dividends or distributions to Holdings solely to pay regularly scheduled interest as and when due with respect to the subordinated indebtedness of Holdings in an amount equal to the lesser of (A) $10.0 million in the aggregate per fiscal year and (B) the actual amount of regularly scheduled interest on such subordinated indebtedness paid in such fiscal year); provided that administrative costs and expenses of Holdings that are paid or accrued by the Borrower and are included in adjusted EBITDA of the Borrower and its subsidiaries without an offsetting add back shall not be deemed to be dividends or distributions; (vii) changes in the nature of business; (viii) transactions with affiliates; (ix) burdensome agreements; (x) use of proceeds; (xi) capital expenditures; (xii) amendments of organizational documents; (xiii) changes in fiscal year; (xiv) prepayments of other indebtedness; (xv) modification or termination of documents related to the Transaction or certain indebtedness; (xvi) changes in activities of the Parent and (xvii) designation of other senior debt, in each case with such exceptions as may be agreed upon in the loan documentation.
(c)	Financial Covenants—To include (but not be limited to) the following:
(i) Consolidated Total OpCo Leverage Ratio (to be measured with respect to the Borrower and its subsidiaries, with financial definitions to be agreed upon) not to exceed 3.25 to 1.00.
(ii) Debt Service Coverage Ratio (to be calculated, without duplication, as follows: Adjusted EBITDA / (Interest + Trailing Twelve Month Debt Amortization) of not less than 2.75 to 1.00.

Each of the ratios referred to above will be calculated on a consolidated basis for each consecutive four fiscal quarter period. The Consolidated Total OpCo Leverage Ratio will not include performance letters of credit (to be defined as standby letters of credit issued to ensure the performance of services and/or delivery of goods by or on behalf of the Borrower and its consolidated subsidiaries).

INTEREST RATE PROTECTION:	The Borrower shall obtain interest rate protection in form and with parties acceptable to the Lenders for a notional amount and otherwise on terms to be agreed in the loan documentation.
EVENTS OF DEFAULT:
Usual and customary in transactions of this type, including, without limitation, the following: (i) nonpayment of principal, interest, fees or other amounts; (ii) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after such failure; (iii) any representation or warranty (A) that is qualified by reference to materiality or material adverse effect proving to have been incorrect in any respect when made or confirmed or (B) that is not qualified by reference to materiality or material adverse effect proving to have been incorrect in any material respect when made or confirmed; (iv) cross-default to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) inability to pay debts; (vii) monetary judgment defaults in an amount to be agreed and material nonmonetary judgment defaults; (viii) customary ERISA defaults; (ix) actual or asserted invalidity or impairment of any loan documentation; (x) change of control; (xi) failure to close the Merger on or prior to December 31, 2008; and (xii) invalidity or impairment of any subordination provisions.
ASSIGNMENTS AND PARTICIPATIONS:
Revolving Credit Facility Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the Revolving Credit Facility in a minimum amount equal to $5 million; provided that no assignments may be made to the Parent, the Borrower or any of their respective subsidiaries or affiliates.

Term Loan Facility Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the Term Loan Facility in a minimum amount equal to $1 million; provided that no assignments may be made to the Parent, the Borrower or any of their respective subsidiaries or affiliates.

Consents: The consent of the Borrower will be required unless (i) an Event of Default has occurred and is continuing or (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term shall be defined in the loan documentation). The consent of the Administrative Agent will be required for any assignment (i) in respect of the Revolving Credit Facility to an entity that is not a Lender with a commitment in respect of the Revolving Credit Facility, an affiliate of such Lender or an Approved Fund in respect of such Lender or (ii) of any outstanding term loan to an entity that is not a Lender, an affiliate of a Lender or an Approved Fund. The consent of the Fronting Bank and the lender of any Swingline Loan will be required for any assignment under the Revolving Credit Facility.

Assignments Generally: An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank.

Participations: Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, maturity date and releases of all or substantially all of the collateral securing the Senior Credit Facilities or all or substantially all of the value of the guaranty of the Borrower's obligations made by the Guarantors; provided that no participations may be made to the Parent, the Borrower or any of their respective subsidiaries or affiliates.
WAIVERS AND AMENDMENTS:
Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of the loans and commitments under the Senior Credit Facilities (the "Required Lenders"), except that (a) the consent of each Lender shall be required with respect to (i) the waiver of certain conditions precedent to the initial credit extension under the Senior Credit Facilities, (ii) the amendment of certain of the pro rata sharing provisions, (iii) the amendment of the voting percentages of the Lenders, (iv) the release of all or substantially all of the collateral securing the Senior Credit Facilities, and (v) the release of all or substantially all of the value of the guaranty of the Borrower's obligations made by the Guarantors; (b) the consent of each Lender affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii) reductions of principal, interest or fees, and (iii) extensions of scheduled maturities or times for payment; and (c) the consent of the Lenders holding more than 50% of the loans and commitments under the applicable facility shall be required with respect to certain other matters.

INDEMNIFICATION:
The Borrower will indemnify and hold harmless the Administrative Agent, the Lead Arrangers, each Lender and their respective affiliates and their partners, directors, officers, employees, agents and advisors from and against all losses, claims, damages, liabilities and expenses arising out of or relating to the Senior Credit Facilities, any other aspect of the Transaction, the Borrower's use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys' fees (including the allocated cost of internal counsel) and settlement costs. This indemnification shall survive and continue for the benefit of all such persons or entities.
GOVERNING LAW:	State of New York.
PRICING/FEES/EXPENSES:	As set forth in Addendum I.
COUNSEL TO THE ADMINISTRATIVE AGENT:	Winston & Strawn LLP.
OTHER:
Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction. The loan documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection provisions.

Addendum I

PRICING, FEES AND EXPENSES

INTEREST RATES:
The interest rates per annum applicable to the Senior Credit Facilities (other than in respect of Swingline Loans) will be LIBOR (which shall be subject to a floor of 3.25%) plus the Applicable Margin (defined below) or, at the option of the Borrower, the Base Rate (to be defined as the higher of (a) the Bank of America prime rate and (b) the Federal Funds rate plus 0.50%, and in either case subject to a floor of 2.25%) plus the Applicable Margin. Each Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin for Base Rate loans under the Revolving Credit Facility. "Applicable Margin" shall mean:
(i) with respect to the Term Loan Facility:

(A) if the Borrower's corporate family rating from Moody's Investors Service, Inc. ("Moody's") and corporate rating from Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P"), in each case on the Closing Date after giving pro forma effect to the Transaction (such ratings, the "Corporate Ratings") are Ba3 or better and BB- or better, respectively, 3.75% in the case of LIBOR loans and 2.75% in the case of Base Rate loans;

(B) if the Corporate Ratings are (1) Ba3 or better from Moody's and B+ from S&P or (2) BB- or better from S&P and B1 from Moody's, 4.00% in the case of LIBOR loans and 3.00% in the case of Base Rate loans;
(C) if the Corporate Ratings are B1 from Moody's and B+ from S&P, 4.50% in the case of LIBOR loans and 3.50% in the case of Base Rate loans; or

(D) if the Corporate Ratings are not as set forth in clauses (A), (B) or (C) above (including by reason of the absence of a Corporate Rating from either Moody's or S&P), 5.00% in the case of LIBOR loans and 4.00% in the case of Base Rate loans; and
(ii) with respect to the Revolving Credit Facility:
(A) if the Corporate Ratings are Ba3 or better and BB- or better, respectively, 3.25% in the case of LIBOR loans and 2.25% in the case of Base Rate loans;

(B) if the Corporate Ratings are (1) Ba3 or better from Moody's and B+ from S&P or (2) BB- or better from S&P and B1 from Moody's, 3.50% in the case of LIBOR loans and 2.50% in the case of Base Rate loans;
(C) if the Corporate Ratings are B1 from Moody's and B+ from S&P, 3.75% in the case of LIBOR loans and 2.75% in the case of Base Rate loans; or

(D) if the Corporate Ratings are not as set forth in clauses (A), (B) or (C) above (including by reason of the absence of a Corporate Rating from either Moody's or S&P), 4.00% in the case of LIBOR loans and 3.00% in the case of Base Rate loans;

provided that after delivery of financial statements for the second full fiscal quarter ending after the Closing Date, the Applicable Margin with respect to the Revolving Credit Facility will be determined in accordance with a pricing grid to be mutually agreed upon.

In each case set forth in clauses (i) or (ii) above, if any applicable Corporate Rating does not have a stable or better outlook, such Corporate Rating shall be deemed to be the Corporate Rating that is one level below the announced Corporate Rating.

The Borrower may select interest periods of one, two, three or six months for LIBOR loans or, upon consent of all of the Lenders under the applicable Facility, such other period that is twelve months or less, subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

During the continuance of any default under the loan documentation, the Applicable Margin on obligations owing under the loan documentation shall increase by 2% per annum (subject, in all cases other than a default in the payment of principal when due, to the request of the Required Lenders).
COMMITMENT FEE:
Commencing on the Closing Date, a commitment fee (the "Revolving Commitment Fee") shall be payable on the actual daily unused portions of the Revolving Credit Facility. Such Revolving Commitment Fee will initially be 0.50% per annum and after delivery of financial statements for the second full fiscal quarter ending after the Closing Date will be determined in accordance with a pricing grid to be mutually agreed upon. Such fee shall be payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date. Swingline Loans will not be considered utilization of the Revolving Credit Facility for purposes of this calculation.
LETTER OF CREDIT FEES:
Letter of Credit fees shall be payable on the maximum amount available to be drawn under each Letter of Credit at a rate per annum equal to the Applicable Margin from time to time applicable to LIBOR loans under the Revolving Credit Facility. Such fees will be (a) payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date, and (b) shared proportionately by the Lenders under the Revolving Credit Facility. In addition, a fronting fee shall be payable to the Fronting Bank for its own account, in an amount to be mutually agreed.
UPFRONT FEES:	Term Loan Facility. The Borrower shall pay to the Lenders under the Term Loan Facility upfront fees (the "Term Loan Upfront Fees") as follows:
(i) if the Corporate Ratings are Ba3 or better and BB- or better, respectively, 1.00% of the principal amount thereof;

(ii) if the Corporate Ratings are (A) Ba3 or better from Moody's and B+ from S&P or (B) BB- or better from S&P and B1 from Moody's, 1.50% of the principal amount thereof;

(iii) if any of the Corporate Ratings are not as set forth in clauses (i) or (ii) of this paragraph (including by reason of the absence of a Corporate Rating from either Moody's or S&P), 2.00% of the principal amount thereof.

In each case set forth above, if any applicable Corporate Rating does not have a stable or better outlook, such Corporate Rating shall be deemed to be the Corporate Rating that is one level below the announced Corporate Rating.

At the request of any Lender under the Term Loan Facility, and in lieu of the payment of the Term Loan Upfront Fees that would be payable on the Closing Date to such Lender, the portion of the Term Loan Facility to be funded by such Lender may be issued with original issue discount ("OID") with the amount of such OID being equal to the applicable percentages set forth in clause (i), (ii) or (iii) above, as applicable based on the Corporate Ratings.

Revolving Credit Facility. The Borrower shall pay to the Lenders under the Revolving Credit Facility upfront fees (the "Revolver Upfront Fees" and, together with the Term Loan Upfront Fees, the "Upfront Fees") in an amount equal to (i) 1.00% of the aggregate principal amount of the Revolving Credit Facility if the Corporate Ratings are B1 or better from Moody's and B+ or better from S&P or (ii) 1.50% if the Corporate Ratings are not as set forth in clause (i) of this paragraph (including by reason of the absence of a Corporate Rating from either Moody's or S&P); provided that if any applicable Corporate Rating does not have a stable or better outlook, such Corporate Rating shall be deemed to be the Corporate Rating that is one level below the announced Corporate Rating.
The Upfront Fees shall be paid to the Administrative Agent for the account of the Lenders on the Closing Date.
CALCULATION OF INTEREST AND FEES:
Other than calculations in respect of interest at the Bank of America prime rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.
COST AND YIELD PROTECTION:
Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

EXPENSES:
The Borrower will pay all reasonable costs and expenses of the Lead Arrangers and the Initial Lenders associated with the preparation, due diligence, administration, syndication and closing of all loan documentation, including, without limitation, the legal fees of counsel to the Administrative Agent and the Lead Arrangers, regardless of whether or not the Senior Credit Facilities are closed. The Borrower will also pay the expenses of the Administrative Agent and each Lender in connection with the enforcement of any of the loan documents.

EXHIBIT B
(to Commitment Letter)

        Capitalized terms used but not otherwise defined herein shall have the meaning given thereto in the Commitment Letter dated as of June 28, 2008 among the Borrower, Bank of America, Wachovia and the Lead Arrangers (the "Commitment Letter") to which this Exhibit B is attached.

Closing and Funding Conditions

1.     Conditions to Closing and Extension of Credit in Connection with Tender Offer

The closing and the initial extension of credit under the Senior Credit Facilities will be subject to satisfaction of the following conditions precedent:

  (i)
  (A) The negotiation, execution and delivery of definitive documentation with respect to the Senior Credit Facilities reasonably satisfactory to the Lead Arrangers, the Administrative Agent and the Lenders; (B) the Borrower and the Guarantors shall have used commercially reasonable best efforts to obtain any landlord waivers and access letters reasonably requested by the Administrative Agent with respect to leased locations containing a material portion of the collateral referred to under the section entitled "Security"; (C) the Lenders shall be satisfied that all insurance maintained by the Parent and its subsidiaries complies with the requirements of the definitive documentation with respect to the Senior Credit Facilities and the Administrative Agent shall have received additional insured or loss payee endorsements; (D) no default or event of default under the Senior Credit Facilities or any other material indebtedness of the Parent and its subsidiaries would result from such extension of credit; (E) the Lenders shall have received (1) satisfactory opinions with respect to the Transactions from counsel to the Borrower and the Guarantors and appropriate local counsel (which such opinions shall expressly permit reliance by the successors and permitted assigns) and such corporate resolutions, certificates and other documents as the Lenders shall reasonably require and (2) satisfactory evidence that the Administrative Agent (on behalf of the secured parties) shall have a valid and perfected first priority lien and security interest in such capital stock and in the other collateral referred to under the section entitled "Security"; and (F) all accrued fees and expenses of the Lead Arrangers, the Administrative Agent and the Lenders (including the fees and expenses of counsel (including any local counsel) for the Administrative Agent invoiced to the Borrower on or prior to the Closing Date) shall have been paid. All loans made by the Lenders to the Borrower or any of its affiliates shall be in full compliance with the Federal Reserve's Margin Regulations. There shall be no litigation in any court or before any arbitrator or governmental authority, that, individually or in the aggregate, could reasonably be expected to impose materially adverse conditions on, or have a material adverse effect upon, the consummation of any aspect of the Acquisition or any of the other Transactions. The final terms and conditions of each aspect of the Transaction to be effected on or prior to the Closing Date, including, without limitation, all tax and accounting aspects thereof and the pro forma capital structure, ownership and shareholding arrangements of the Parent and its subsidiaries and the spinoff of the watermark business of the Company and its consolidated subsidiaries, shall be (A) as described in the Commitment Letter and the Merger Agreement (as defined below) and otherwise consistent with the description thereof received in writing as part of the Information and (B) otherwise reasonably satisfactory to the Lead Arrangers.

  (ii)
  The Amended and Restated Agreement and Plan of Merger (including the schedules and exhibits thereto) attached hereto as Attachment 1 (the "Merger Agreement") shall not have been altered, amended or otherwise changed or supplemented, except in each case to the extent that any such alteration, amendment, change or supplement, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the interests of the Lenders or on the ability of the Lead Arrangers to syndicate the Senior Credit Facilities, without the prior written consent of the Lead Arrangers. The Merger Agreement and the Offer Documents (as defined in the Merger Agreement) shall provide that the Expiration Date (as defined in the Merger Agreement) may be extended for a 10 business day period at the option of the Company (which the Company agrees to exercise if requested by the Lead Arrangers) regardless of whether the Minimum Condition (as defined in the Merger Agreement) has been satisfied.

  (iii)
  The Offer Documents (as defined in the Merger Agreement) shall have been provided to the Lead Arrangers prior to the commencement of the Tender Offer (or, in the case of any amendments, supplements or other modifications that are to be filed after the commencement of the Tender Offer, prior to the filing thereof), and the terms and conditions thereof shall be in form and substance as is usual and customary for transactions of this type and consistent with the terms of the Merger Agreement and the Commitment Letter. The Offer Documents shall not have been altered, amended or otherwise changed or supplemented, except in each case to the extent that any such alteration, amendment, change or supplement, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the interests of the Lenders or on the ability of the Lead Arrangers to syndicate the Senior Credit Facilities, without the prior written consent of the Lead Arrangers; provided that the in no event shall the Offer Price (as defined in the Merger Agreement) exceed an amount to be mutually agreed upon by the Borrower and the Lead Arrangers without the consent of the Lead Arrangers. AcquisitionCo shall have accepted for payment, pursuant to the Tender Offer, Company Common Stock (as defined in the Merger Agreement) representing at least a majority (calculated on a fully-diluted basis) of the issued and outstanding shares of the Company and not less than a majority (calculated on a fully-diluted basis) of the voting power of the issued and outstanding shares of the Company entitled to vote in the election of directors or in shareholder votes generally.

  (iv)
  The PIPE shall have been consummated on terms and conditions reasonably satisfactory to the Lead Arrangers, yielding net proceeds of not less than $120 million in the case of the PIPE, which shall in each case be used to pay the consideration for the Tender Offer prior to the application of any of the proceeds of the Senior Credit Facilities.

  (v)
  (A) Since the date of the Commitment Letter there shall not have occurred any events or changes that, individually or in the aggregate, have had or could reasonably be expected to have a Company Material Adverse Effect as defined in the Merger Agreement) and (B) there shall not have occurred since December 31, 2007 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have (1) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Parent and its subsidiaries (excluding the Company and its subsidiaries), taken as a whole, (2) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any loan documentation, or of the ability of the Borrower or any Guarantor to perform its obligations under any loan documentation to which it is a party or (3) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any loan documentation to which it is a party.

  (vi)
  (A) The representations and warranties made by or on behalf of the Company and its subsidiaries in the Merger Agreement as are material, individually or in the aggregate, to the interests of the Lenders shall be true and correct (pursuant to the standard contained in the Merger Agreement, including being true and correct in all material respects if provided therein), but only to the extent that the Parent or the AcquisitionCo (or the applicable subsidiary of the Parent) has the right to terminate its obligations under the Merger Agreement as a result of a breach of such representations and warranties in the Merger Agreement and (B) the Specified Representations (as defined below) shall be true and correct. "Specified Representations" means the representations and warranties set forth in the definitive loan documentation for the Senior Credit Facilities relating to legal existence, qualification and power; due authorization and no contravention of law, material contracts or organizational documents; governmental and third party approvals and consents; enforceability; accuracy of disclosure (with respect to the Parent and its subsidiaries without giving effect to the Acquisition); solvency; status under Investment Company Act; use of proceeds and no violation of margin stock regulations.

  (vii)
  The Lenders shall have received (A) pro forma consolidated financial statements as to the Parent and its subsidiaries giving effect to all elements of the Transaction (including, without limitation, the Acquisition) and (B) forecasts prepared by management of the Parent giving effect to all elements of the Transaction (including, without limitation, the Acquisition), each in form satisfactory to the Lenders, and each such forecast including balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Closing Date and on an annual basis for each year thereafter during the term of the Senior Credit Facilities. The Lenders shall have received certification as to the financial condition and solvency of the Parent and its subsidiaries taken as a whole (after giving effect to all elements of the Transaction and the incurrence of indebtedness related thereto) from the chief financial officer of the appropriate entities, and such certificate shall include, but not be limited to, calculations demonstrating, to the satisfaction of the Administrative Agent, that (x) the Total OpCo Leverage Ratio (pro forma for the Acquisition and all related incurrences and repayments of debt) is less than 3.0 to 1.00 and (y) the adjusted EBITDA of the Company and its consolidated subsidiaries (pro forma only for the spinoff of the watermark business of the Company and its consolidated subsidiaries to be accomplished prior to or simultaneously with the Merger, and cost savings, synergies and other add backs in connection with the Transaction, in each case attributable only to the Company and its consolidated subsidiaries and reasonably acceptable to the Lead Arrangers) for the four (4) fiscal quarter period of the Company and its consolidated subsidiaries most recently ended for which financial statements are available is not less than $25.0 million.

  (viii)
  The Refinancing shall have occurred, or shall be occurring simultaneously with the closing, and the Administrative Agent shall have received, in form and substance reasonably satisfactory to it, payoff letters or other evidence demonstrating that all principal, interest and other amounts outstanding in connection therewith.

  (ix)
  The Borrower shall have used commercially reasonable efforts to procure current Corporate Ratings and Facility Ratings from Moody's and S&P within ten days of the execution of the Commitment Letter.

2.     Conditions to Extension of Credit and Release of Escrow in Connection with Merger

In addition to the conditions set forth in part 1 above, the release of the funds in the Escrow Account in connection with the closing of the Merger will be subject to satisfaction of the following conditions precedent:

  (i)
  The prior or simultaneous occurrence of the Closing Date for the Senior Credit Facilities; no default or event of default under the Senior Credit Facilities or any other material indebtedness of the Parent and its subsidiaries shall have occurred and be continuing or would result from such extension of credit; the Administrative Agent shall be satisfied that the amount of committed financing available to the Borrower and its subsidiaries shall be sufficient to meet the ongoing financial needs of the Borrower and its subsidiaries after giving effect to the Transaction and the amount available to be drawn under the Revolving Credit Facility plus cash on hand of the Borrower and its subsidiaries, in each case as of the date of consummation of the Merger, after giving effect to all elements of the Transaction, shall be no less than $25.0 million; and all accrued fees and expenses of the Lead Arrangers, the Administrative Agent and the Lenders (including the fees and expenses of counsel (including any local counsel) for the Administrative Agent invoiced to the Borrower on or prior to the date of such extension of credit) shall have been paid.

  (ii)
  The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, payoff letters or other evidence demonstrating that all principal, interest and other amounts outstanding in connection with any existing indebtedness of the Company and its subsidiaries (other than certain permitted indebtedness to be agreed upon) shall have been paid in full and any liens securing such indebtedness shall be released.

  (iii)
  The Merger shall be consummated simultaneously with the credit extension to occur in connection with the Merger, pursuant to and in accordance with the Merger Agreement and the laws of the State of Delaware. The final terms and conditions of each aspect of the Transaction, including, without limitation, all tax and accounting aspects thereof and the pro forma capital structure, ownership and shareholding arrangements of the Parent and its subsidiaries, shall be (A) as described in the Commitment Letter and the Merger Agreement and otherwise consistent with the description thereof received in writing as part of the Information and (B) otherwise reasonably satisfactory to the Lead Arrangers, and the Merger Agreement shall not have been altered, amended or otherwise changed or supplemented, except in each case to the extent that any such alteration, amendment, change or supplement could not reasonably be expected to have a material adverse effect on the interests of the Lenders or on the ability of the Lead Arrangers to syndicate the Senior Credit Facilities, without the prior written consent of the Lead Arrangers. The Company, after giving effect to the Acquisition, shall be a wholly-owned subsidiary of the Borrower, and the Company and its subsidiaries that are required to become Guarantors shall have executed and delivered customary joinder documentation with respect to the definitive documentation of the Senior Credit Facilities, including the collateral documents required with respect to the initial borrowing under the Senior Credit Facilities. The Lenders shall have received additional corporate documentation, certificates and legal opinions, in each case in form and substance substantially similar to those delivered with respect to the initial borrowing under the Senior Credit Facilities, with respect to such additional Guarantors.

  (iv)
  (A) Since the date of the Commitment Letter there shall not have occurred any events or changes that, individually or in the aggregate, have had or could reasonably be expected to have a Company Material Adverse Effect (as defined in the Merger Agreement) and (B) there shall not have occurred since December 31, 2007 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have (1) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Parent and its subsidiaries (excluding the Company and its subsidiaries), taken as a whole, (2) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any loan documentation, or of the ability of the Borrower or any Guarantor to perform its obligations under any loan documentation to which it is a party or (3) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any loan documentation to which it is a party.

Attachment 1
(Merger Agreement)

QuickLinks

  Exhibit (b)(1)
  SCHEDULE I
SOURCES AND USES OF FUNDS
EXHIBIT A (to Commitment Letter)
EXHIBIT B (to Commitment Letter)
Attachment 1 (Merger Agreement)